EXHIBIT 26(d)(i)

Specimen Flexible Premium Variable Life Insurance Policy

Home Office: Columbus, Ohio
WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO	Administrative Office:
(A STOCK COMPANY)	[P.O. Box 5068
Clearwater, FL 33758]

IN THIS POLICY, the Primary Insured is named on the Policy Schedule pages. Western Reserve Life Assurance Co. of Ohio will be referred to as We, Our or Us.

IF THE PRIMARY INSURED DIES while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Primary Insured’s death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS. IF the Primary Insured is alive on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This Policy is a legal contract between the Owner and Us. If the Owner chooses to exercise any of the rights of this Policy, it may result in termination of the benefits provided under certain Riders. READ THE POLICY CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Administrative Office in [Clearwater, Florida] as of the Policy Date.

Secretary	President

RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at [4333 Edgewood Road NE, Cedar Rapids, IA 52499] or to the representative through whom it was purchased within ten (10) days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1.	The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus

2.	The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus

3.	The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

If State law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured Prior to Maturity Date

Net Surrender Value Payable at Maturity Date

Flexible Premiums Payable During Lifetime of Primary Insured Until Maturity Date

Non-Participating — No Dividends

Some Benefits Reflect Investment Results

VL19

POLICY GUIDE

Policy Schedule	3
Glossary	5
Accounts	5
Administrative Office	5
Amount at Risk	5
Anniversary	5
Attained Age	5
Base Policy	5
Beneficiary	5
Cash Value	5
Death Benefit Proceeds	5
Fixed Account	5
Funds	5
In Force	5
Initial Premium	5
Internal Revenue Code	5
Issue Age	6
Lapse	6
Mailing Office	6
Maturity Date	6
Minimum Monthly Guarantee Premium	6
Monthiversary	6
Monthly Deduction	6
Mortality and Expense Risk Charge	6
Net Premium	6
Net Surrender Value	6
No Lapse Date	6
No Lapse Guarantee	6
Planned Premium	7
Policy Date	7
Premium Expense Charge	7
Reallocation Account	7
Reallocation Date	7
Record Date	7
Reinstatement	7
Rider	7
SEC	7
Separate Account	7
Subaccount	7
Surrender	7
Termination	7
Valuation Date	8
Valuation Period	8
Written Notice	8
General Provisions	8
The Policy	8
Ownership	8
Beneficiary	9
Assignment	9
Extended Maturity Date	9
Incontestability	10
Suicide	10
Issue Age and Sex	10
Annual Report	10
Termination	10
Policy Payment	11
Conversion Rights	11
Protection of Proceeds	11
Death Benefit Provisions	11
Death Benefit	11
Specified Amount	11
Option Type	11
Compliance with Federal Tax Code	12
Limitation Percentage	12
Changes	13
Death Benefit Proceeds	14
Premium Provisions	14
Payment	14
Premiums	14
Grace Period	14
No Lapse Guarantee	15
Reinstatement	15
Separate Account Provisions	16
The Separate Account	16
Subaccounts	16
Market Timing	16
Transfers	17
Changes	17
Unit Value	18
Fixed Account Provisions	18
Fixed Account	18
Fixed Account Interest Rate	18
Transfers	19
Policy Value Provisions	19
Net Premium	19
Allocation of Net Premiums	19
Monthly Deductions	19
Recovery of Monthly Deductions	20
Monthly Policy Charge	20
Monthly Cost of Insurance	20
Monthly Cost of Insurance Rates	21
Subaccount Value	21
Fixed Account Value	21
Cash Value	21
Surrender	21
Net Surrender Value	22
Surrender Charge	22
Surrender Charge Upon Decrease in Specified Amount	22
Withdrawals	23
Continuation of Insurance	23
Insufficient Value	23
Basis of Computations	23
Policy Loans	24
Settlement Options	24
Effective Date and First Payment Due	24
Betterment of Monthly Annuity	24
Availability	25
Age	25
Proof of Age and Sex	25
Proof of Survival	25
Interest	25
Table of Optional Methods of Settlement	26

VL19	Page 2

Western Reserve Life Assurance Co. of Ohio

Office: [Clearwater, Florida]

Policy Schedule

Policy Number:		[0123456789	]
Primary Insured:		[John Doe	]
Issue Age And Sex:		[35 - Male	]		Policy Date:		[February 01, 2008	]
Specified Amount:	$	[50,000.00	]		Record Date:		[February 01, 2008	]
Option Type:		[A	]		Reallocation Date:		[February 16, 2008	]
Planned Premium:	$	[600.00	]		No Lapse Date:		[February 01, 2028	]
Payment Frequency:		[Annually	]		Maturity Date:		[February 1, 2073	]
Initial Premium:	$	[600.00	]		Minimum Monthly
					Guarantee Premium:	$	[49.65	]

Rate Class:		[Select	]
Rate Band:		[Band 1	]

Minimum Specified Amount:
Band 1:					$50,000.00
Band 2:					$250,000.00
Band 3:					$500,000.00
Band 4:					$1,000,000.00

Separate Account Provisions

Separate Account:					[WRL Series Life Account]

Mortality and Expense Risk Charge:
Policy Years 1-15:					1.50% (Annually)
Policy Years 16+:
Current:					[.75]% (Annually)
Guaranteed:					1.50% (Annually)

Reallocation Account:					Fixed Account

Policy Value Provisions

Premium Expense Charge:
Band 1:
Policy Years 1-10:					6%
Policy Years 11+:					2.5%
Band 2:
Policy Years 1-10:					4%
Policy Years 11+:					2.5%
Band 3:
All Policy Years:					0%
Band 4:
All Policy Years:					0%

Monthly Policy Charge:
Initial (Guaranteed for the First Policy Year):				$	[10.00 ]
Guaranteed:					$12.00

Fixed Account Value Limit:				[$	5,000.00-$250,000.00 ]

VL19	Page 3

Western Reserve Life Assurance Co. of Ohio

Office: [Clearwater, Florida]

Policy Schedule (Continued)

Policy Number: [0123456789]

Table of Surrender Charges

Per $1,000 of Initial Specified Amount as of the Policy Date

The Table of Surrender Charges is applicable only to the Initial Specified Amount. Upon any increase to the Specified Amount, an additional Surrender Charge will be incurred.

Specified Amount: $[50,000.00]

Policy Date: [February 1, 2008]

End of Year*	Surrender Charge	End of Year	Surrender Charge
AT ISSUE	19.02	8	13.31
1	19.02	9	11.41
2	19.02	10	9.51
3	19.02	11	7.61
4	19.02	12	5.71
5	19.02	13	3.80
6	17.12	14	1.90
7	15.22	15+	0.00

*	The surrender charge on any date other than an end of year will be interpolated between the two end of year charges.

VL19	Page 3A

Western Reserve Life Assurance Co. of Ohio

Office: [Clearwater, Florida]

Rider Information

Policy Number: [0123456789]	Monthly Deduction

Base Policy				$	[14.32	]
Number:		[0123456789	]
Insured:		[John Doe	]
Specified Amount:	$	[50,000.00	]
Rate Class:		[Select	]

Primary Insured Rider:				$	[4.54	]
Number:		[0123456789	]
Insured:		[John Doe	]
Face Amount:	$	[50,000.00	]
Rate Class:		[Select	]

Other Insured Rider:				$	[3.71	]
Number:		[0123456789	]
Insured:		[Jane Doe	]
Issue Age:		[35	]
Sex:		[Female	]
Face Amount:	$	[50,000.00	]
Rate Class:		[Select	]

The Monthly Deductions shown above are applicable for the first policy month. For Monthly Deductions after the first policy month, refer to the Rider form.

VL19	Page 4

Western Reserve Life Assurance Co. of Ohio

Office: [Clearwater, Florida]

Policy Schedule

Policy Number: [0123456789]

Table of Guaranteed Maximum Life Insurance Rates Per $1,000

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured

Commissioners 2001 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

[John Doe]

[Male Lives]

[Select]

Attained Age	Monthly Rate	Attained Age	Monthly Rate
35	0.09083	74	3.02250
36	0.09583	75	3.33583
37	0.10000	76	3.67750
38	0.10750	77	4.07416
39	0.11416	78	4.53750
40	0.12166	79	5.07250
41	0.13166	80	5.65583
42	0.14416	81	6.32000
43	0.15833	82	7.01166
44	0.17500	83	7.75750
45	0.19416	84	8.58333
46	0.21250	85	9.50583
47	0.23250	86	10.52833
48	0.24416	87	11.64500
49	0.25750	88	12.84166
50	0.27666	89	14.10416
51	0.29916	90	15.42166
52	0.33000	91	16.66083
53	0.36333	92	17.95250
54	0.40583	93	19.31500
55	0.45833	94	20.75416
56	0.51166	95	22.26583
57	0.56916	96	23.64916
58	0.61833	97	25.12416
59	0.67500	98	26.69833
60	0.74333	99	28.37833
61	0.82666
62	0.92833
63	1.04250
64	1.16250
65	1.28916
66	1.41750
67	1.54750
68	1.68750
69	1.83250
70	2.00833
71	2.20500
72	2.46333
73	2.73583

VL19	Page 4A

Western Reserve Life Assurance Co. of Ohio

Office: [Clearwater, Florida]

Policy Schedule

Policy Number: [0123456789]

Table of Guaranteed Maximum Life Insurance Rates Per $1,000

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured Rider

Commissioners 2001 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

[John Doe]

[Male Lives]

[Select]

Attained Age	Monthly Rate	Attained Age	Monthly Rate
35	0.09083	74	3.02250
36	0.09583	75	3.33583
37	0.10000	76	3.67750
38	0.10750	77	4.07416
39	0.11416	78	4.53750
40	0.12166	79	5.07250
41	0.13166	80	5.65583
42	0.14416	81	6.32000
43	0.15833	82	7.01166
44	0.17500	83	7.75750
45	0.19416	84	8.58333
46	0.21250	85	9.50583
47	0.23250	86	10.52833
48	0.24416	87	11.64500
49	0.25750	88	12.84166
50	0.27666	89	14.10416
51	0.29916	90	15.42166
52	0.33000	91	16.66083
53	0.36333	92	17.95250
54	0.40583	93	19.31500
55	0.45833	94	20.75416
56	0.51166
57	0.56916
58	0.61833
59	0.67500
60	0.74333
61	0.82666
62	0.92833
63	1.04250
64	1.16250
65	1.28916
66	1.41750
67	1.54750
68	1.68750
69	1.83250
70	2.00833
71	2.20500
72	2.46333
73	2.73583

VL19	Page 4B

Western Reserve Life Assurance Co. of Ohio

Office: [Clearwater, Florida]

Policy Schedule

Policy Number: [0123456789]

Table of Guaranteed Maximum Life Insurance Rates Per $1,000

Guaranteed Rate Basis for Initial Specified Amount on Other Insured Rider

Commissioners 2001 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

[Jane Doe]

[Female Lives]

[Select]

Attained Age	Monthly Rate	Attained Age	Monthly Rate
35	0.07416	74	2.02333
36	0.07916	75	2.22000
37	0.08583	76	2.43583
38	0.08916	77	2.67333
39	0.09416	78	2.93583
40	0.10000	79	3.21916
41	0.10583	80	3.53583
42	0.11250	81	3.96583
43	0.12083	82	4.45083
44	0.13083	83	4.93416
45	0.14250	84	5.46833
46	0.15583	85	6.07000
47	0.17250	86	6.61583
48	0.19083	87	7.43750
49	0.21083	88	8.29583
50	0.23416	89	9.21083
51	0.26000	90	10.05416
52	0.28916	91	10.48083
53	0.32083	92	11.32000
54	0.35416	93	12.56500
55	0.39000	94	14.13666
56	0.43166	95	16.07666
57	0.47500	96	17.91916
58	0.52166	97	19.81583
59	0.56833	98	20.14083
60	0.61666	99	21.22833
61	0.66916
62	0.72666
63	0.78583
64	0.85000
65	0.92083
66	0.99916
67	1.08500
68	1.18083
69	1.28583
70	1.40166
71	1.53500
72	1.68416
73	1.84583

VL19	Page 4C

GLOSSARY

Accounts	Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

Administrative Office	Our office located in [Clearwater, Florida].

Amount at Risk	The death benefit, as described in the Death Benefit Provisions, divided by 1.0024663, less the Cash Value of the Policy.

Anniversary	The same day and month as the Policy Date for each succeeding year the Policy remains In Force.

Attained Age	Attained Age refers to the Primary Insured’s Issue Age plus the number of completed policy years.

Base Policy	The Policy excluding any attached Riders.

Beneficiary	The person or persons specified by the Owner to receive the Death Benefit Proceeds upon the Primary Insured’s death.

Cash Value	At the end of any Valuation Period, the Cash Value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

Death Benefit Proceeds	The amount payable upon the death of the Primary Insured in accordance with the Death Benefit Provisions.

Fixed Account	An allocation option other than the Separate Account. The Fixed Account is part of Our general account. The portion of the Cash Value in the Fixed Account will earn interest as described in the Fixed Account Provisions.

Funds	Designated mutual fund(s) registered with the SEC as investment companies under the Investment Company Act of 1940. Each Subaccount invests Net Premiums allocated to the Subaccount in a corresponding portfolio of a Fund.

In Force	Condition under which the coverage under the Policy or Rider, if any, is active.

Initial Premium	The amount which must be paid before coverage begins. The amount is shown on the Policy Schedule pages.

Internal Revenue Code	The Internal Revenue Code of 1986, as amended.

VL19	Page 5

Issue Age	Issue Age refers to the Primary Insured’s Age on his/her birthday nearest the Policy Date.

Lapse	Termination of the Policy at the end of the grace period.

Mailing Office	Our office located at [4333 Edgewood Road NE, Cedar Rapids, Iowa 52499].

Maturity Date	The Anniversary nearest the Primary Insured’s 100th birthday on which coverage under the Policy will terminate if the Primary Insured is living and the Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.

Minimum Monthly Guarantee Premium	The Minimum Monthly Guarantee Premium for the first month is shown on the Policy Schedule pages. The cumulative Minimum Monthly Guarantee Premium is used by Us to determine whether a grace period will begin.

Monthiversary	The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

Monthly Deduction	Set of charges We deduct from the Policy’s Cash Value on each Monthiversary.

Mortality and Expense Risk Charge	A daily deduction from each Subaccount that is taken before determining the unit value of that Subaccount.

Net Premium	The portion of the premium available for allocation as set forth in the Policy Value Provisions.

Net Surrender Value	The amount payable upon Surrender in accordance with the Policy Value Provisions.

No Lapse Date	The date, as set forth on the Policy Schedule pages, prior to which the Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the Monthly Deduction.

No Lapse Guarantee	The guarantee that We will not begin a grace period provided the total premium received meets the requirements set forth in the No Lapse Guarantee provision.

VL19	Page 6

Planned Premium	Premiums paid according to a periodic payment schedule, which allows the Owner to pay level premiums at fixed intervals over a specified period of time. Planned Premiums are not required to be paid according to their schedule. The Owner may change the amount, frequency and period over which Planned Premiums are paid.

Policy Date	The date coverage is effective and Monthly Deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule pages.

Premium Expense Charge	The Premium Expense Charge is deducted from each premium payment before determining the Net Premium that will be credited to the Cash Value.

Reallocation Account	A portion of the Fixed Account where We hold the Net Premium(s) from the Record Date until the Reallocation Date.

Reallocation Date	The date on which any premiums are reallocated from the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule pages.

Record Date	The date the Policy is recorded on Our books. The Record Date is shown on the Policy Schedule pages.

Reinstatement	Restoration of coverage under the Policy after it has Lapsed. Reinstatement is subject to the requirements of the Reinstatement section of the Premium Provisions.

Rider	Any attachment to the Policy that provides additional coverages or benefits.

SEC	The United States Securities and Exchange Commission.

Separate Account	A separate investment account shown on the Policy Schedule pages, which is composed of several Subaccounts established to receive and invest Net Premiums under the Policy.

Subaccount	A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified Fund portfolio.

Surrender	The Termination of the Policy at the option of the Owner.

Termination	Condition under which coverage under the Policy or any Rider is no longer In Force.

VL19	Page 7

Valuation Date	Any day We are required by law to value the assets of the Separate Account.

Valuation Period	The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

Written Notice	Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice:

	1.	It must be in writing and signed by the Owner;

	2.	It must be in a form acceptable to Us; and

	3.	It must contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified.

A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Mailing Office.

GENERAL PROVISIONS

The Policy	The Policy is issued in consideration of the attached application and payment of the Initial Premium. The Policy, the attached application and any additional applications at the time of Reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void the Policy or be used in defense of a claim unless it is contained in the written application. No Policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

Upon notice to the Owner, We may amend the Policy:

	1.	To make the Policy comply with any law or regulation issued by a government agency to which We are subject;

	2.	To assure qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life insurance policies; or

	3.	To reflect a change in the operation of the Separate Account.

In the event that We so amend the Policy, We will send the Owner a copy of the amendment. The Owner may refuse such amendment by giving us notice in writing. Any refusal, however, may have adverse tax or other consequences to the Owner.

Ownership	The Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under the Policy during the Primary Insured’s lifetime including the right to transfer ownership. If the Owner should die during the Primary Insured’s lifetime, ownership of the Policy will pass to the Owner’s estate if no contingent Owner is named.

We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, the Policy must be returned to Our Mailing Office for endorsement.

VL19	Page 8

Beneficiary	The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable upon the death of the Primary Insured. If the Beneficiary dies before the Primary Insured, the Contingent Beneficiary, if named, becomes the Beneficiary.

If any Beneficiary dies at the same time as the Primary Insured, or within thirty (30) days after the Primary Insured, that Beneficiary’s interest in the death benefit will end if We have not paid any benefits to that Beneficiary. If the interests of all designated Beneficiaries have ended when the Primary Insured dies, We will pay the death benefit to the Owner. If the Owner is not living at that time, We will pay the death benefit to the Owner’s estate.

We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, the Policy must be returned to Our Mailing Office for endorsement.

Assignment	The Policy may be assigned. We will not be bound by any assignment unless made by Written Notice and received at Our Mailing Office. The assignment will be effective on the date it was signed; however, no change will apply to any payment We made before Written Notice was received. We assume no responsibility for the validity of any assignment.

Extended Maturity Date	The Owner may request that the Maturity Date shown on the Policy Schedule pages be extended. The request must be in writing and received by Us at least ninety (90) days, but no more than one hundred and eighty (180) days, prior to the scheduled Maturity Date. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

	1.	If the death benefit Option Type is other than Option A, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional premium payments will be permitted. All future Monthly Deductions will be waived.

	2.	The Maturity Date will be automatically extended until the next Anniversary. At least ninety (90) days, but no more than one hundred and eighty (180) days, prior to each subsequent Anniversary, the Owner must request that the Maturity Date be extended each Policy year. All benefits and charges will continue as set forth in the Policy. Monthly Cost of Insurance Rates will be the then current Cost of Insurance Rates.

VL19	Page 9

Incontestability	The Policy shall be incontestable after it has been In Force for two (2) years from the Policy Date during the lifetime of the Primary Insured. For any portion of the Specified Amount that is issued as a result of a conversion, the contestability period is measured from the later of the policy date of the policy that was converted or the latest effective date of reinstatement of the converted policy.

A new two (2) year contestability period shall apply to each increase in Specified Amount that requires evidence of insurability on the effective date of the increase. The new contestability period will apply only to statements made in the application for the increase.

If the Policy is reinstated, a new two (2) year contestability period (in addition to any remaining contestability period) shall apply from the date of the application for Reinstatement and will apply only to statements made in the application for Reinstatement.

Suicide	If the Primary Insured dies by suicide, while sane or insane, within two (2) years from the Policy Date, or two (2) years from the effective date of any Reinstatement of the Policy, the Policy shall terminate and Our total liability, including all Riders attached to the Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period. For any portion of the Specified Amount that is issued as a result of a conversion, the suicide period is measured from the later of the policy date of the policy that was converted or the latest effective date of reinstatement of the converted policy.

If the Primary Insured dies by suicide, while sane or insane, within two (2) years from the effective date of any increase in insurance that requires evidence of insurability, Our total liability with respect to such increase will be its Cost of Insurance charges.

Issue Age and Sex	If the Primary Insured’s date of birth or sex is not correctly stated, the death benefit will be adjusted based on what the Cost of Insurance charge for the most recent Monthly Deduction would have purchased based on the Primary Insured’s correct date of birth and sex. No adjustment will be made to the Cash Value.

Annual Report	This is a statement of the Policy’s activities during the policy year. We will send a report to the Owner at least once a year, or as requested.

Termination	The Policy will terminate on the earliest of:

	1.	The Maturity Date unless extended;

	2.	The date of the Primary Insured’s death;

	3.	The end of the grace period; or

	4.	The date of Surrender.

VL19	Page 10

Policy Payment	All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options of the Policy.

All payments and transfers from the Subaccounts will be processed as provided in the Policy unless one of the following situations exists:

	1.	The New York Stock Exchange is closed; or

	2.	The SEC requires that trading be restricted or declares an emergency; or

	3.	The SEC allows Us to defer payments to protect Our policyowners.

We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six (6) months.

Conversion Rights	At any time upon written request within the first two (2) policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.

Protection of Proceeds	Unless the Owner so directs in writing, no Beneficiary may assign any payments under the Policy before such payment is due. To the extent permitted by law, no payments under the Policy will be subject to the claims of creditors of any Beneficiary.

DEATH BENEFIT PROVISIONS

Death Benefit	The death benefit is based upon the Specified Amount, Option Type and the Limitation Percentage applicable at time of death.

Specified Amount	The Specified Amount is as shown on the Policy Schedule pages, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

Option Type	The Option Type is as shown on the Policy Schedule pages, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greater of:

	1.	The Specified Amount;

	2.	The Limitation Percentage multiplied by the Cash Value of the Policy on the date of the Primary Insured’s death; or

	3.	The amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

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If Option Type B is in effect, the death benefit is the greater of:

	1.	The Specified Amount plus the Cash Value of the Policy on the date of the Primary Insured’s death;

	2.	The Limitation Percentage multiplied by the Cash Value of the Policy on the date of the Primary Insured’s death; or

	3.	The amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

If Option Type C is in effect, the death benefit is the greater of:

	1.	The Option Type A benefit;

	2.	The Specified Amount multiplied by the factor K plus the Cash Value of the Policy on the date of the Primary Insured’s death, where the factor K is equal to the lesser of:

		a.	1; or

		b.	.04 multiplied by (95 minus the Primary Insured’s Attained Age at death).

The factor K will never be less than zero; or.

	3.	The amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

Compliance with Federal Tax Code	The Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The provisions of the Policy (including any Rider or endorsement) will be interpreted or amended to ensure such qualification, regardless of any language to the contrary.

To the extent that the death benefit is increased to maintain qualification as a life insurance policy, We will make appropriate adjustments to any Monthly Deductions and any supplemental coverage and benefits (retroactively and prospectively) that are consistent with such an increase. We may deduct retroactive adjustments from the Cash Value or from any death benefits payable. Prospective adjustments will be reflected in the Monthly Deductions.

Limitation Percentage	The Limitation Percentage is a percentage based on the Primary Insured’s Attained Age at the beginning of the policy year equal to:

Attained Age	Limitation Percentage
40 and under	250%
41 through 45	250% minus 7% for each Age over Age 40
46 through 50	215% minus 6% for each Age over Age 45
51 through 55	185% minus 7% for each Age over Age 50
56 through 60	150% minus 4% for each Age over Age 55
61 through 65	130% minus 2% for each Age over Age 60
66 through 70	120% minus 1% for each Age over Age 65
71 through 75	115% minus 2% for each Age over Age 70
76 through 90	105%
91 through 95	105% minus 1% for each Age over Age 90
96 through 99	100%

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Changes	After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages.

On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the Amount at Risk will be equal to that determined under the prior Option Type.

The Specified Amount may be increased or decreased at any time after the third policy year by Written Notice. Until the end of the Surrender Charge period or the Anniversary nearest the Primary Insured’s 65th birthday, We may limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

	1.	Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

		a.	Against insurance provided by the most recent increase;

		b.	Against the next most recent increases successively; and

		c.	Against insurance provided under the original application.

No decrease will be allowed if:

		a.	The Specified Amount after any requested decrease would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages;

		b.	The requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations; or

		c.	The decrease would cause the Policy to enter the grace period.

	2.	Any request for an increase in Specified Amount must be applied for on a supplemental application and must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will be effective on the first Monthiversary on or next following Our Written Approval. We reserve the right to require any requested increase to be at least $50,000.

Only one change in the Option Type will be allowed within each policy year and only one change in the Specified Amount will be allowed within each policy year.

If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Premium Expense Charge and Cost of Insurance for the new band will apply starting with the effective date of change.

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Death Benefit Proceeds	The Death Benefit Proceeds is the amount payable by Us under the Policy provided the Policy has not terminated prior to the Primary Insured’s death. Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

	1.	The death benefit; minus

	2.	Any Monthly Deductions due under the Recovery of Monthly Deductions provision; minus

	3.	Any outstanding policy loan; minus

	4.	Any accrued loan interest.

PREMIUM PROVISIONS

Payment	The Initial Premium shown on the Policy Schedule pages must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Mailing Office.

Premiums	The amount and frequency of Planned Premiums are shown on the Policy Schedule pages. The amount and frequency may be changed upon request, subject to Our approval.

While the Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

	1.	The amount is below Our current minimum payment requirement; or

	2.	The premium would increase the death benefit by more than the amount of the premium; or

	3.	The premium would disqualify the Policy as a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

We may require evidence of insurability before accepting a premium that would increase the death benefit by more than the amount of the premium.

Grace Period	If the Net Surrender Value on any Monthiversary is not sufficient to cover the Monthly Deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of sixty-one (61) days after the mailing date of the notice will be allowed for the payment of premiums. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

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No Lapse Guarantee	Until the No Lapse Date shown on the Policy Schedule pages, no grace period will begin provided the total premiums received (minus any withdrawals, outstanding loans, accrued loan interest and Surrender Charge assessed upon a decrease in the Specified Amount that has been deducted from the Cash Value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is shown on the Policy Schedule pages, unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

Reinstatement	If the Policy Lapses, it may be reinstated subject to the following:

	1.	Receipt at Our Mailing Office of a Written Notice requesting Reinstatement. Such notice must be within five (5) years after the date of Termination and prior to the Maturity Date; and

	2.	Receipt of evidence of insurability satisfactory to Us; and

	3.	Receipt at Our Mailing Office of a Net Premium sufficient to reinstate the Policy.

If reinstated after the No Lapse Date, the required premium will be an amount sufficient to provide a Net Premium, as follows:

		a.	Any uncollected Monthly Deductions due up to the time of Termination; plus

		b.	Two (2) Monthly Deductions due in advance at the time of Reinstatement; plus

		c.	An amount sufficient to increase the Cash Value above the surrender charges in effect at the time of Reinstatement.

If reinstated before the No Lapse Date, the required premium will be the lesser of the premium described above or the following:

		a.	The total Minimum Monthly Guarantee Premium from issue through the month of Lapse; plus

		b.	Two (2) months of Minimum Monthly Guarantee Premium; minus

		c.	Any premiums already paid net of any withdrawals, outstanding loans and accrued loan interest.

The effective date of a Reinstatement shall be the date We approve the application for Reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any Cash Value equal to the policy loan on the date of Reinstatement will also not be reinstated. On the first Monthiversary following Reinstatement, any previously uncollected Monthly Deductions due up to the time of the Policy’s Termination date will be taken.

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SEPARATE ACCOUNT PROVISIONS

The Separate Account	The variable benefits under the Policy are provided through the Separate Account as shown on the Policy Schedule pages. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

Subaccounts	The Separate Account has various Subaccounts with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

Market Timing	One or more of the Subaccounts may have been designed to accommodate large and frequent transfers. Large and frequent transfers may increase transaction costs and negatively affect performance of Subaccounts that invest in Fund(s) that are not designed to accommodate these types of transfers. We may reject any premium payment or transfer request if, in our judgment or in the judgment of any underlying Fund, the payment or transfer or series of transfers would have a negative impact on the Subaccounts or Fund portfolios operations, or if a Fund portfolio would reject our purchase order. We may impose other restrictions on transfers, levy a transfer fee or even prohibit transfers if the Owner, in our view, has abused, or appears likely to abuse, the transfer privilege. We may, at the direction of any underlying Fund, provide Owner transaction data to the underlying Fund and block Owner trades involving certain Subaccounts.

We may reject or restrict transfer requests or require that any transfer request be made in writing via United States Postal Service First Class mail, or any other reasonable remedial measures.

We may implement, administer and assess a charge for any fee or restriction imposed by a Fund, including redemption fees imposed by a Fund on Subaccount assets that are redeemed out of the Fund in connection with a transfer. The Fund determines the amount of any redemption fee, and the fee would be retained by or paid to the Fund. Any redemption fees imposed by a Fund would not be retained by or paid to Us.

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Transfers	The Owner may transfer all or a portion of the Policy’s value in each Subaccount to other Subaccounts or the Fixed Account subject to the limitations imposed under the Transfers section of the Fixed Account Provisions of the Policy. We may charge a $25 fee for each transfer in excess of twelve (12) per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Mailing Office. We may establish rules regarding, among other things, the minimum and maximum amounts you may transfer and the frequency of transfers.

Changes	As permitted by applicable law, We may make changes to the Separate Account and Subaccounts which may include:

	1.	Transferring assets of the Separate Account or any Subaccount, which We determine to be associated with the class of contracts to which the Policy belongs, to another separate account or subaccount. In the event We make such a transfer, the term “Separate Account” or “Subaccount” as used in the Policy shall mean the separate account or subaccount to which We transfer the assets;

	2.	Removing, combining or adding Subaccounts and making the combined or added Subaccounts available for allocation of Net Premiums;

	3.	Closing certain Subaccounts to allocations of new Net Premiums by current or new Owners;

	4.	Combining the Separate Account or any Subaccount(s) with one or more other Separate Accounts or Subaccounts;

	5.	Establishing additional Separate Accounts or Subaccounts to invest in new portfolios of the Fund(s).

	6.	Operating the Separate Account as a management investment company;

	7.	Managing the Separate Account at the direction of a committee;

	8.	Endorsing the Policy, as permitted by law, to reflect changes to the Separate Account and Subaccounts as may be required by applicable law;

	9.	Changing the investment objective of a Subaccount;

	10.	Substituting, adding, or deleting Fund portfolios in which Subaccounts currently invest Net Premiums, to include portfolios of newly designated Funds;

	11.	Funding additional classes of variable life insurance contracts through the Separate Account; and

	12.	Restricting or eliminating any voting privileges of owners or other persons who have voting privileges in connection with the operation of the Separate Account.

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As required by law or regulation, We will not make changes unless We first file a statement with and receive approval from the appropriate official of the State of Our domicile, or unless such change is deemed approved in accordance with law or regulation. If required, such approval of any change will also be filed with the insurance department of the State where the Policy is delivered.

Unit Value	Some of the policy values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $ 10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

	1.	The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Fund portfolio owned by the Subaccount times the net asset value per share; minus

	2.	The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule pages; minus

	3.	The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by

	4.	The number of outstanding units in the Subaccount.

The use of the unit value in determining contract values is described in the Policy Value Provisions.

FIXED ACCOUNT PROVISIONS

Fixed Account	The Owner may allocate any portion of the Net Premiums to the Fixed Account. The Fixed Account is part of Our general account. Our general account consists of all assets that We own except those in the Separate Account and other separate accounts We may have. Except as limited by law, We have sole control over investment of the assets in Our general account. The Owner may allocate Net Premiums to the Fixed Account and transfer amounts between the Separate Account and the Fixed Account (subject to the following Transfers section).

Fixed Account Interest Rate	The Net Premium allocated to the Fixed Account will accrue interest from the Valuation Date on which We allocate it to the Fixed Account, as described in the Policy Value Provisions. Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account. We will never declare an interest rate that is lower than the guaranteed minimum effective annual interest rate.

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Transfers	On transfers from the Fixed Account to a Subaccount, We may impose the following limitations:

	1.	Written Notice must be received by Us within thirty (30) days after an Anniversary;

	2.	The transfer will take place on the date We receive such Written Notice.

	3.	The maximum amount that may be transferred is the greater of: (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

Unless We otherwise consent, transfers or allocation of premiums to the Fixed Account may be restricted if the Fixed Account Value excluding the loan reserve following the transfer or allocation will exceed the Fixed Account Value Limit shown on the Policy Schedule pages. This restriction will not apply for any transfer made under the Conversion Rights section of the General Provisions of the Policy.

We may charge a $25 fee for each transfer in excess of twelve (12) per policy year. This charge will be deducted from the funds transferred.

We may defer payment of any amounts from the Fixed Account for no longer than six (6) months after We receive such Written Notice.

POLICY VALUE PROVISIONS

Net Premium	The Net Premium equals the premium paid during a policy year multiplied by 100% minus the applicable Premium Expense Charge shown on the Policy Schedule pages.

Allocation of Net Premiums	Net Premiums will be allocated to the Subaccounts of the Separate Account and the Fixed Account on the first Valuation Date on or following the date the premium is received at Our Mailing Office; except any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner’s allocation as shown in the application.

We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

Monthly Deductions	On each Monthiversary, a monthly deduction for the Policy will be made equal to the sum of the following:

	1.	The Monthly Policy Charge as shown on the Policy Schedule pages;

	2.	The Monthly Cost of Insurance for the Policy;

	3.	The charge for benefits provided by Riders attached to the Policy;

	4.	The Surrender Charge upon a decrease in the Specified Amount, on the effective date of the decrease.

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Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.

Recovery of Monthly Deductions	If the Net Surrender Value on any Monthiversary is not sufficient to cover the Monthly Deduction due on such day, the Cash Value of the Policy may be negative. This may occur while the Policy is being supported by the No Lapse Guarantee or during the grace period. Any such negative values will be accrued without any accumulation of interest and must be repaid by the Owner out of future premiums. If the Primary Insured dies before the Owner pays the amount due, We will subtract the amount required to provide insurance to the date the Primary Insured died from any Death Benefit Proceeds.

Monthly Policy Charge	Both the Initial and Guaranteed Monthly Policy Charge are shown on the Policy Schedule pages. It is Our intention to charge the Initial Monthly Policy Charge each month; however, We reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

Monthly Cost of Insurance	The Monthly Cost of Insurance on each Monthiversary is determined as follows:

	1.	Divide the death benefit on the Monthiversary by 1.0024663; and

	2.	Reduce the result by the Cash Value on the Monthiversary in the following order until all Cash Value has been applied:

		a.	Against the insurance provided under the original application;

		b.	Against the insurance provided by the oldest increase;

		c.	Against the insurance provided by the next oldest increase and each successive increase;

		d.	Against the insurance provided by the most recent increase;

This results in the Amount at Risk for the Policy.

	3.	Divide the Amount at Risk by 1,000 to arrive at the number of thousands of Amount at Risk.

	4.	Multiply the number of thousands of Amount at Risk by the appropriate Monthly Cost of Insurance Rate(s) to arrive at the Monthly Cost of Insurance.

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Monthly Cost of Insurance Rates	The Monthly Cost of Insurance Rates will vary by the Primary Insured’s sex, Age at issue, Age at the time of any increase in Specified Amount, Rate Band, plan of insurance, Rate Class, any rating and the duration from the Policy Date or the date of any increase in Specified Amount. Different Monthly Cost of Insurance Rates may apply to increases in the Specified Amount following the Policy Date. Monthly Cost of Insurance Rates may be changed by Us from time to time. A change in the Monthly Cost of Insurance Rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate Band, Rate Class, any rating and whose policies or increases have been in effect for the same length of time. The rates, before applying any rating, will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.

Subaccount Value	At the end of any Valuation Period, the Subaccount Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

The number of units that the Policy has in each Subaccount is equal to:

	1.	The initial units purchased on the Reallocation Date; plus

	2.	Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus

	3.	Units purchased through transfers from another Subaccount or the Fixed Account; minus

	4.	Those units that are redeemed to pay for Monthly Deductions as they are due; minus

	5.	Any units that are redeemed to pay for cash withdrawals; minus

	6.	Any units that are redeemed as part of a transfer to another Account.

The number of units purchased in or redeemed from a Subaccount is determined by dividing the dollar amount of each purchase or redemption by the unit value of the Subaccount as of the first Valuation Date on or following the date of purchase or redemption.

Fixed Account Value	At the end of any Valuation Period, the Fixed Account value is equal to:

	1.	The sum of all Net Premiums allocated to the Fixed Account; plus

	2.	Any amounts transferred from a Subaccount to the Fixed Account; plus

	3.	Total interest credited to the Fixed Account; minus

	4.	Any amounts charged to pay for Monthly Deductions as they are due; minus

	5.	Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus

	6.	Any amounts transferred from the Fixed Account to a Subaccount.

Cash Value	At the end of any Valuation Period, the Cash Value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

Surrender	While the Policy is In Force, the Owner may Surrender the Policy for the Net Surrender Value. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions.

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Net Surrender Value	The Net Surrender Value is the amount payable upon Surrender of the Policy. At the end of each Valuation Period, the Net Surrender Value is equal to:

	1.	The Cash Value as of such date; minus

	2.	Any Surrender Charge as of such date; minus

	3.	Any outstanding policy loan; minus

	4.	Any accrued loan interest.

Surrender Charge	During the first fifteen (15) policy years, a Surrender Charge will be incurred upon Surrender of the Policy. This charge will be based upon the Table of Surrender Charges shown on the Policy Schedule pages.

During the first fifteen (15) years following each increase in the Specified Amount, an additional Surrender Charge will be effective based upon the amount of the increase and the Attained Age and Rate Class of the Primary Insured at the time of the increase.

Surrender Charge Upon Decrease in Specified Amount	During the first fifteen (15) policy years, or during the fifteen (15) year period subsequent to each increase in Specified Amount, Surrender Charges will be assessed against the Cash Value upon a requested decrease in coverage. For decreases which reduce any increase in its entirety, the full Surrender Charge as determined under the Surrender Charge provisions above will be assessed against that portion of the decrease equal to the increase. For decreases that partially reduce any previous increase in Specified Amount or the amount in (d) below, a partial Surrender Charge will be assessed. This partial Surrender Charge will be equal to:

	1.	The amount of the Specified Amount decrease; multiplied by

	2.	The Surrender Charge shown on the Table of Surrender Charges applicable to that portion of the reduction in Specified Amount.

Surrender Charges upon a decrease in Specified Amount will be charged in the following order:

	a.	The Surrender Charges for the insurance provided by the most recent increase;

	b.	The Surrender Charges for insurance provided by the next most recent increase and each next most recent increase;

	c.	The Surrender Charges for insurance provided by the oldest increase;

	d.	The Surrender Charges for the insurance provided under the original application.

A Surrender Charge will not be deducted from the Cash Value when a Specified Amount decrease results from (a) a change in Option Type, or (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals Provision below. If a Surrender Charge is deducted due to a decrease in Specified Amount, any future Surrender Charges incurred during the Surrender Charge period will be based on the reduced Specified Amount.

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Withdrawals	Cash withdrawals may be made any time after the first policy year and while the Policy is In Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. After the first ten (10) policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than the Net Surrender Value less $500. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice to Us. A processing fee of the lesser of 2% of the amount withdrawn or $ 25 will be deducted from each withdrawal amount and the balance paid to the Owner.

When a withdrawal is made, the Cash Value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A or if the death benefit is Option C and the Attained Age is seventy-one (71) or greater, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. If the Specified Amount following the withdrawal results in a change in the Rate Band, the Premium Expense Charge and Cost of Insurance for the new band will apply starting with the effective date of the withdrawal. No withdrawal will be allowed if the resulting Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule pages.

The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner’s current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of the Policy.

Continuation of Insurance	Subject to the Grace Period section of the Premium Provisions, insurance coverage under the Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover the Monthly Deductions. This provision shall not continue the Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

Insufficient Value	If the Net Surrender Value on any Monthiversary is not sufficient to cover the Monthly Deductions then due, the Policy shall terminate subject to the Grace Period section of the Premium Provisions.

Basis of Computations	Policy values and reserves are at least equal to those required by law. If required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the State in which the Policy was delivered.

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Policy Loans	After the first policy year and during the continuance of the Policy, the Owner can borrow against the Policy an amount which is not greater than 90% of the Cash Value, less any Surrender Charges and any outstanding policy loan, including accrued interest. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. We will credit the amount in the loan reserve with an effective annual interest rate of 3%. The Owner may specify the Account(s) from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner’s current premium allocation instructions.

The loan date is the date We process a loan request. Payment will usually be made within seven (7) days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of the Policy. The Policy will be the sole security for the loan.

While the Policy is In Force, any loan may be repaid. Any amounts received on the Policy will be considered premiums unless clearly marked as loan repayments.

On each Anniversary, We charge an annual interest rate on each policy loan. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate. The annual interest rate is guaranteed not to exceed 4%, payable in arrears. From time to time, We may declare various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan.

At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner’s current allocation instructions. However, We may require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

SETTLEMENT OPTIONS

Effective Date and First Payment Due	The effective date of a settlement provision will be either the date of Surrender or the date of death. The first payment due will be on the effective date of the settlement provision.

Betterment of Monthly Annuity	The payee will receive the greater of:

	1.	The income rate guaranteed in the Policy; or

	2.	The income rates in effect for Us at the time income payments are made.

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Availability	If the payee is not a natural person, an optional method of settlement is only available with Our permission. No optional method of settlement is available if:

	1.	The payee is an assignee; or

	2.	The periodic payment is less than $100.

Age	Age, when required, means age nearest birthday on the effective date of the option. An adjustment will be made in determining the age of the payee(s) when using the tables under Options B and C to obtain the amount of each monthly payment for each $ 1,000.00 of proceeds applied. The monthly payment for other age or sex combinations will be furnished upon request.

Age Adjustment Table

	Annuity Commencement Date	Adjusted Age
	Before 2010	Actual Age

	2010-2019	Actual Age minus 1

	2020-2026	Actual Age minus 2

	2027-2033	Actual Age minus 3

	2034-2040	Actual Age minus 4

	After 2040	Determined by Us

Proof of Age and Sex	Prior to making the first payment under the Policy, We reserve the right to require satisfactory evidence of the birth date and sex of any payee.

Proof of Survival	Prior to making any payment under the Policy, We reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

Interest	All settlement options are based on the Annuity 2000 Mortality Table with projection, if applicable, and a guaranteed annual interest rate of 3%.

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TABLE OF OPTIONAL METHODS OF SETTLEMENT

DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT

PER $1,000 OF PROCEEDS

Option A — Fixed Period	The proceeds will be paid in equal installments. The amount of each monthly installment is determined by multiplying the appropriate factor times the proceeds as of the effective date of settlement divided by 1,000. The installments will be paid over a fixed period determined from the following table:

	Fixed Period (in months)	Factor
	60	17.91
	120	9.61
	180	6.87
	240	5.51

Option B — Life Income	The proceeds will be paid in equal installments determined from the following table. Such installments are payable:

	1.	During the payee’s lifetime only (Life Annuity); or

	2.	During a 10-year fixed period certain and for the payee’s remaining lifetime (Certain Period); or

	3.	Until the sum of installments paid equals the annuity proceeds applied and for the payee’s remaining lifetime (Installment Refund).

	Life Annuity		Certain Period		Installment Refund
Payee’s Adjusted Age	Male	Female	Male	Female	Male	Female
55	4.18	4.01	4.13	3.99	3.99	3.89
60	4.64	4.42	4.57	4.38	4.36	4.23
65	5.30	4.98	5.14	4.89	4.83	4.67
70	6.21	5.78	5.86	5.58	5.43	5.26
75	7.46	6.94	6.70	6.45	6.22	6.04
80	9.23	8.66	7.61	7.46	7.24	7.08
85	11.72	11.24	8.44	8.40	8.55	8.45

Option C — Joint and Survivor Life Income	The proceeds will be paid in equal installments during the joint lifetime of two payees:

1. Continuing upon the death of the first payee for the remaining lifetime of the survivor; or	2. Reduced by one-third upon the death of the first payee and continuing for the remaining lifetime of the survivor.

Joint Life Income with Full Amount to Survivor	Joint Life Income with 2/3 to Survivor

The sample ages shown are Adjusted Ages

Male	Female 55	60	65	70	75	Male	Female 55	60	65	70	75
55	3.61	3.74	3.86	3.96	4.04	55	3.91	4.09	4.29	4.51	4.75
60	3.72	3.91	4.09	4.26	4.39	60	4.08	4.30	4.54	4.81	5.11
65	3.81	4.06	4.32	4.57	4.80	65	4.28	4.53	4.83	5.17	5.54
70	3.88	4.18	4.52	4.89	5.25	70	4.49	4.79	5.15	5.57	6.05
75	3.93	4.27	4.69	5.17	5.70	75	4.70	5.05	5.47	5.99	6.61

VL19	Page 26

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured Prior to Maturity Date

Net Surrender Value Payable at Maturity Date

Flexible Premiums Payable During Lifetime of Primary Insured Until Maturity Date

Non-Participating — No Dividends

Some Benefits Reflect Investment Results

VL19